Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings



Participating Funds

U.S. Registered Funds (Name of Fund, Aladdin Ticker):
BlackRock Multi-Asset Income - Preferred Stock Portfolio (BR-INC-PS) BLACKROCK LONG DURATION BOND PORTFOLIO (BR-LONG)
BlackRock Credit Allocation Income Trust (Preferred Sleeve) (BTZ-PREF) BlackRock Multi-Sector Income Trust (BIT)
BlackRock Funds, BlackRock Global Long/Short Credit Fund  (BR-GC)



The Offering

Key Characteristics (Complete ALL Fields)


Date of
Offering Commencement:
05-13-2013


Security Type:
BND/CORP


Issuer
ING U.S., Inc.  (2053)


Selling Underwriter
Merrill Lynch, Pierce, Fenner & Smith Incorporated


Affiliated
Underwriter(s)
[X] PNC Capital Markets LLC
[ ] Other:


List of Underwriter(s)
Barclays Capital Inc., J.P. Morgan Securities LLC, Merrill
Lynch, Pierce, Fenner & Smith Incorporated, RBS Securities
Inc., Citigroup Global Markets Inc., Credit Suisse
Securities (USA) LLC, Deutsche Bank Securities Inc., ING
Financial Markets LLC, RBC Capital Markets, LLC, SunTrust
Robinson Humphrey Inc, U.S. Bancorp Investments Inc., BNY
Mellon Capital Markets LLC, Credit Agricole Securities
(USA) Inc. Lloyds Securities Inc. Mitsubishi UFJ
Securities (USA) Inc.,  nabSecurities LLC, Natixis
Securities Americas LLC,  Nomura Securities International
Inc., PNC Capital Markets LLC, Scotia Capital (USA) Inc. ,
Standard Chartered Bank, Wells Fargo Securities, LLC



Transaction Details

Date of Purchase
05-13-2013


Purchase Price/Share
(per share / % of par)
$100.00


Total
Commission,
Spread or Profit
1.50


1.	Aggregate Principal Amount Purchased (a+b)
$35,000,000

a.	US Registered Funds
(Appendix attached with individual Fund/Client
purchase)
$14,365,000

b.	Other BlackRock Clients
$20,635,000

2.	Aggregate Principal Amount of Offering
$750,000,000


Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25
(unless securities are Government Securities)
0.04667



Legal Requirements


Offering Type (check ONE)

The securities fall into one of the following transaction types (see
Definitions):

[ ] U.S. Registered Public Offering   [Issuer must have 3 years of continuous
operations]

[X] Eligible Rule 144A Offering   [Issuer must have 3 years of continuous
operations]

[ ] Eligible Municipal Securities   [Issuer must have 3 years of continuous
operations]

[ ] Eligible Foreign Offering   [Issuer must have 3 years of continuous
operations]

[ ] Government Securities Offering


Timing and Price (check ONE or BOTH)

[X] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and

[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.


Firm Commitment Offering (check ONE)

[X] YES

[ ] NO

The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.


No Benefit to Affiliated Underwriter (check ONE)

[X] YES

[ ] NO

No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.



Completed by:
Dillip Behera
Global Syndicate Team Member

Date:05-15-2013





Approved by:
Steven DeLaura
Global Syndicate Team Member

Date:05-15-13